Securities and Exchange Commission
                             Washington, D.C. 20549

                                     FORM 15

Certification          and Notice of Termination of  Registration  under Section
                       12(g)  of  the   Securities   Exchange  Act  of  1934  or
                       Suspension of Duty to File Reports Under  Sections 13 and
                       15(d) of the Securities Exchange Act of 1934.

Commission File Number  0-13441
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        One Financial Place Limited Partnership
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 (Exact name of registrant as specified in its charter)

     5 Cambridge Center, Cambridge, Massachusetts 02142
                       (617) 234-3000
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(Address,  including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Limited Partnership Units
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  (Title of each class of securities covered by this Form)

                          None
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(Titles of all other classes of  securities  for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)    [x]     Rule  12h-3(b)(1)(ii)    [ ]
  Rule 12g-4(a)(1)(ii)   [ ]     Rule  12-h-3(b)(2)(i)    [ ]
  Rule 12g-4(a)(2)(i)    [ ]     Rule  12h-3(b)(2)(ii)    [ ]
  Rule 12g-4(a)(2)(ii)   [ ]     Rule  15d-6              [ ]
  Rule 12h-3(b)(1)(i)    [ ]

     Approximate number of holders of record as of the certification or notice date: None



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     Pursuant to the  requirements  of the  Securities  Exchange Act of 1934 One
Financial Place Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 17, 1999                  By:     Winthrop Financial Co., Inc.
                                                     General Partner

                                            By: /s/ Michael L. Ashner
                                                Michael L. Ashner
                                                Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulation under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.